AGREEMENT

Exhibit 4.12


PARTIES:

A. Jehu Hand (Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Advise, Counsel and direct company with respect to Securities and Exchange Commission issues and filings.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter. Consultant agrees to review Companies SEC filing to make sure that they are content sufficient and in compliance with SEC and other applicable laws.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Six Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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Jehu Hand


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